Exhibit 23.6

November 24, 2010

Special Committee of the Board of Directors

Brookfield Homes Corporation

8500 Executive Park Avenue

Suite 300

Fairfax, Virginia 22031

Attention:	Mr. Michael Young
Chairman of the Special Committee

Re:	Amendment No. 1 to Registration Statement on Form F-4 of Brookfield Residential Properties (File No. 333-169867)

(the “Amended Registration Statement”)

Mr. Young:

Reference is made to our opinion letter, dated October 4, 2010, with respect to the fairness from a financial point of view to the holders (other than Brookfield Residential and its affiliates) of shares of Brookfield Homes common stock of the exchange ratio to be paid to such holders pursuant to the Agreement. Terms used but not defined herein have the meaning given such terms in the opinion letter.

The foregoing opinion letter is provided for the information and use of the Special Committee of the Board of Directors of Brookfield Homes in connection with its evaluation of the transactions contemplated therein and is not to be used or relied upon for any other purpose, nor is it to be disclosed, summarized, excerpted from, or otherwise publicly referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Brookfield Residential has determined to include our opinion in the above-referenced Amended Registration Statement. Our opinion is not intended to, and may not, be relied upon by Brookfield Residential.

In that regard, we hereby consent to the reference to our opinion under the following captions: “Summary of the Proxy Statement/Prospectus—Opinion of the Special Committee’s Financial Advisor,” “Cautionary Statement Regarding Forward-Looking Statements,” “The Transactions—Background of the Transactions,” “The Transactions—Financial Forecasts of Brookfield Homes and BPO Residential,” “The Transactions—Brookfield Homes’ Reasons for the Transactions; Recommendation of the Special Committee,” “The Transactions—Opinion of the Special Committee’s Financial Advisor” and “The Merger and Contribution Agreement—Representations and Warranties” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Amended Registration Statement and that our opinion is not to be used or relied upon for any other purpose, nor is it to be disclosed, summarized, excerpted from, or otherwise publicly referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

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Very truly yours,

/s/ Wells Fargo Securities, LLC

(WELLS FARGO SECURITIES, LLC)